Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No 333-270380) pertaining to the 2020 Equity Incentive Plan and 2022 Inducement Plan of Galecto, Inc.,
(2)
Registration Statement (Form S-8 No 333-262823) pertaining to the 2020 Equity Incentive Plan of Galecto, Inc.,
(3)
Registration Statement (Form S-8 No 333-249852) pertaining to the 2020 Stock Option and Incentive Plan and 2020 Equity Incentive Plan of Galecto, Inc.,
(4)
Registration Statement (Form S-8 No 333-254805) pertaining to the 2020 Equity Incentive Plan of Galecto Inc.,
(5)
Registration Statement (Form S-3 No. 333-260778) of Galecto, Inc.,

of our report dated March 8, 2024, with respect to the consolidated financial statements of Galecto, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

March 8, 2024